Filed Pursuant to Rule 424(b)(3)
File Number 333-123906

PROSPECTUS SUPPLEMENT NO. 8

Prospectus Supplement No. 8 dated September 12, 2005
to Prospectus declared effective on April 21, 2005,
as supplemented by
Prospectus Supplement No. 1
dated May 11, 2005
Prospectus Supplement No. 2
dated May 12, 2005
Prospectus Supplement No. 3
dated May 17, 2005
Prospectus Supplement No. 4
dated July 19, 2005
Prospectus Supplement No. 5
dated July 28, 2005
Prospectus Supplement No. 6
dated July 28, 2005
Prospectus Supplement No. 7
dated August 25, 2005
(Registration No. 333-123906)

GURUNET CORPORATION

This Prospectus Supplement No. 8 supplements our Prospectus dated April 21, 2005, as supplemented by Prospectus Supplement No. 1 dated May 11, 2005, Prospectus Supplement No. 2 dated May 12, 2005, Prospectus Supplement No. 3 dated May 17, 2005, Prospectus Supplement No. 4 dated July 19, 2005, Prospectus Supplement No. 5 dated July 28, 2005, Prospectus Supplement No. 6 dated July 28, 2005 and Prospectus Supplement No. 7 dated August 25, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 8 together with the Prospectus and Prospectus Supplements Nos. 1, 2, 3, 4, 5, 6 and 7 thereto.

Our common stock is listed on the Nasdaq National Market under the symbol “ANSW.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is September 12, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 10, 2005

GuruNet Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32255	98-0202855
(Commission File Number)	(IRS Employer Identification No.)

Jerusalem Technology Park
Building 98
Jerusalem, Israel 91481
(Address of Principal Executive Offices)

+972-2-649-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

In August 2005, GuruNet Corporation, a Delaware corporation (“GuruNet”, or the “Company”), notified Maxim Group LLC (“Maxim”) that as of September 10, 2005, the financial advisory services arrangement between the two parties would be terminated. Maxim had rendered such services to GuruNet over the past 8 months pursuant to that certain letter agreement dated January 20, 2005 (the “Agreement”). Under the Agreement, Maxim provided GuruNet with advice relating to financial and investment banking matters.

The Company’s decision to terminate the Agreement was based on the fact that it no longer required Maxim’s services.

Under the terms of GuruNet’s underwriting agreement in connection with its October 2004 IPO, Maxim, one of the underwriters involved in the IPO, may designate one candidate to the Company’s nominating committee for nomination for election to Gurunet’s board of directors at each annual or special meeting of our stockholders at which directors are to be elected, during the three-year period following the IPO. Mark B. Segall, Maxim Group LLC’s initial director nominee, was appointed by the Company’s board of directors to fill a vacancy created by an increase in the size of the board, to serve until the next annual meeting of stockholders or until his successor is duly elected and qualified. Gurunet has agreed to use its best efforts to obtain the election of Maxim’s nominee to the board of directors at each annual or special meeting at which directors are to be elected.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GURUNET CORPORATION

Dated: September 12, 2005	By:	/s/ Steven Steinberg
Steven Steinberg
Chief Financial Officer